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                                                                    Exhibit 23.1


                    INDEPENDENT AUDITORS' REPORT AND CONSENT


The Board of Directors
Komag, Incorporated:

The audits referred to in our report dated January 16, 2004, except as to the first and second paragraphs of Note 17, which are as of January 27, 2004 and February 27, 2004, respectively, included the related financial statement schedule as of December 28, 2003 and December 29, 2002, and for the year ended December 28, 2003, the six-month periods ended December 29, 2002 and June 30, 2002, and the year ended December 30, 2001. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Numbers 333-107261 and 333-101125) on Form S-8 of Komag, Incorporated, of our report dated January 16, 2004, except as to the first and second paragraphs of Note 17, which are as of January 27, 2004 and February 27, 2004, respectively, with respect to the consolidated balance sheets of Komag, Incorporated and subsidiaries as of December 28, 2003 and December 29, 2002, the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 28, 2003, the six-month periods ended December 29, 2002 and June 30, 2002, and the year ended December 30, 2001, which report appears in the December 28, 2003 annual report on Form 10-K of Komag, Incorporated.

Our report dated January 16, 2004, except as to the first and second paragraphs of Note 17, which are as of January 27, 2004 and February 27, 2004, respectively, contains two explanatory paragraphs. The first paragraph states that effective as of the beginning of the 2002 fiscal year, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. The second paragraph states that the Company's plan of reorganization under Chapter 11 of the United States Bankruptcy Code became effective on June 30, 2002. As a result of the adoption of "fresh-start" reporting in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," the consolidated financial statements as of and for the year ended December 28, 2003 and as of and for the six-month period ended December 29, 2002 are presented on a different reporting basis than the periods before the emergence from bankruptcy, and are therefore not comparable.


                                                    KPMG LLP
San Francisco, California
March 3, 2004